EXHIBIT 11.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the inclusion in the Offering Statement on Form 1-A (the “Offering Statement”) of Energy Hunter Resources, Inc. (the “Company”) of our reports, dated September 8, 2017, with respect to estimates of oil and gas reserves and future revenue thereof related to the San Andres Acreage (as defined in the Offering Statement), as of January 1, 2017, and the information contained therein. We hereby further consent to all references to our firm, in the form and context in which such references appear, including under the heading “Experts,” in the Offering Statement.

/s/ Mire & Associates, Inc.

October 10, 2017
Katy, Texas